Exhibit 23.3

April 13, 2015
Re:	Registration Statement, filed by BBVA Compass Bancshares, Inc. dated April 13, 2015

BBVA Compass Bancshares, Inc.
2200 Post Oak Blvd.
Houston, TX 77056

Ladies and Gentlemen:

We have acted as tax counsel for BBVA Compass Bancshares, Inc. (the “Company”) in connection with the preparation and filing of a registration statement on Form S-3 (the “Registration Statement”), including a prospectus, dated April 13, 2015, for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), the issuance from time to time of the Company’s debt securities, preferred stock and depositary shares (the “Registered Securities”).

We hereby consent to any reference to us, in our capacity as tax counsel to the Company, or any opinion of ours delivered in that capacity in a pricing supplement or prospectus supplement relating to the offer and sale of any particular Registered Security or Registered Securities prepared and filed by the Company with the Securities and Exchange Commission on this date or a future date.  The issuance of such consent does not concede that we are an “Expert” for the purposes of the Securities Act.

Very truly yours, /s/ Davis Polk & Wardwell LLP